Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

WORTHINGTON INDUSTRIES, INC.

AND

WORTHINGTON STEEL, INC.

DATED AS OF [ ⚫ ]

i

ARTICLE X. SURVIVAL OF OBLIGATIONS		26

ARTICLE XI. TAX TREATMENT OF PAYMENTS		26

11.1	General Rule	26
11.2	Interest	26

ARTICLE XII. GROSS-UP OF INDEMNIFICATION PAYMENTS		27

ARTICLE XIII. MISCELLANEOUS		27

13.1	Counterparts; Entire Agreement; Corporate Power	27
13.2	Governing Law	27
13.3	Assignability	28
13.4	Third Party Beneficiaries	28
13.5	Notices	28
13.6	Severability	29
13.7	Force Majeure	29
13.8	Headings	29
13.9	Survival of Covenants	29
13.10	Waivers of Default	29
13.11	Dispute Resolution	29
13.12	Amendments	30
13.13	Construction	30
13.14	Performance	30
13.15	Limited Liability	30
13.16	Limitations of Liability	30

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of [ ⚫ ], by and between Worthington Industries, Inc., an Ohio corporation (“New Worthington”), and Worthington Steel, Inc., an Ohio corporation and a wholly owned subsidiary of New Worthington (“Worthington Steel”). New Worthington and Worthington Steel are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of this Agreement.

RECITALS

WHEREAS, New Worthington, acting together with its Subsidiaries, currently conducts the New Worthington Business and the Worthington Steel Business;

WHEREAS, New Worthington and Worthington Steel have entered into that certain Separation and Distribution Agreement dated as of [ ⚫ ], 2023 (as amended, restated, amended and restated and otherwise modified from time to time, the “Separation Agreement”) pursuant to which Worthington Steel will separate from the rest of New Worthington and be established as a separate, publicly traded company to operate the Worthington Steel Business;

WHEREAS, as part of the Separation, Worthington Cylinders GmbH, an Austrian Gesellschaft mit beschränkter Haftung (“Internal Remainco”), has undertaken a demerger (the “Demerger”) pursuant to which (i) Internal Remainco transferred 100% of the equity interests in WSMX Holdings, an Ohio limited liability company, to [ ⚫ ] GmbH, an Austrian Gesellschaft mit beschränkter Haftung established in the course of the Demerger (“Austrian Newco”), and (ii) Worthington Industries International S.a.r.l., a Luxembourg Société à Responsabilité Limitée that is for U.S. federal income tax purposes disregarded as an entity separate from Worthington Cylinder Corporation, an Ohio Corporation (“Worthington Cylinder Corporation”), receives 100% of the equity interests in Austrian Newco;

WHEREAS, as part of the Separation, New Worthington has contributed equity interests in certain entities to Worthington Steel in exchange for $[150,000,000] in cash (the “Cash Boot”) and additional shares of Worthington Steel Stock (such exchange, the “Contribution”);

WHEREAS, following the Separation, New Worthington intends to distribute 100% of the issued and outstanding Worthington Steel Stock to holders of New Worthington Stock (together with the Contribution, the “Distribution”);

WHEREAS, following the Distribution, New Worthington intends to transfer the Cash Boot to one or more of New Worthington’s creditors in satisfaction of its debt and/or distribute the Cash Boot to New Worthington’s shareholders (the “Boot Purge”);

WHEREAS, the Parties intend that (i) the Demerger qualify as a distribution under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that will be nontaxable for U.S. federal income tax purposes to Internal Remainco and Worthington Cylinder Corporation; (ii) the Contribution, taken together with the Distribution, qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code that will be nontaxable for U.S. federal income tax purposes to Worthington Steel, New Worthington and New Worthington’s shareholders, other than with respect to cash received in lieu of fractional shares, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and Cash Boot not transferred in the Boot Purge; and (iii) the Boot Purge be treated as a transfer of money by New Worthington to its creditors in connection with the reorganization or as a distribution of money to its shareholders in pursuance of the plan of reorganization for purposes of Section 361(b)(1)(A) and (b)(3) of the Code (the treatment described in clauses (i) through (iii), the “Intended Tax Treatment”);

WHEREAS, New Worthington and Worthington Steel desire to set forth their agreement on the rights and obligations of New Worthington and Worthington Steel and the members of the New Worthington Group and the Worthington Steel Group, respectively, with respect to (i) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (ii) Taxes resulting from the Separation, Distribution and transactions effected in connection therewith and (iii) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement and in the Separation Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definition of Terms. For purposes of this Agreement (including the recitals hereof), Capitalized terms shall have the meanings set forth below in this Section 1.1 or elsewhere in this Agreement.

“Active Trade or Business” means, with respect to the Worthington Steel SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Worthington Steel Business as conducted immediately prior to the Distribution by the Worthington Steel SAG.

“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.4(b) of this Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.4(b) of this Agreement.

“Agreement” means this Tax Matters Agreement.

“Allocation” has the meaning set forth in Section 3.6(b) of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Boot Purge” has the meaning set forth in the recitals to this Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Cash Boot” has the meaning set forth in the recitals to this Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution Date, as jointly determined by New Worthington and Worthington Steel; provided, however, that with respect to Property Taxes, such apportionment shall be on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” has the meaning set forth in the recitals to this Agreement.

“Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Disputes” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means (a) with respect to New Worthington, the New Worthington Group, and (b) with respect to Worthington Steel, the Worthington Steel Group, as the context requires.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the New Worthington Group together with one or more members of the Worthington Steel Group.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 5.2(a) of this Agreement.

“New Worthington” has the meaning set forth in the preamble to this Agreement.

“New Worthington Business” has the meaning set forth in the Separation Agreement.

“New Worthington Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the New Worthington Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, (b) any event (or series of events) involving Capital Stock or any assets of any member of the New Worthington Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to any member of the New Worthington Group or the New Worthington Business.

“New Worthington Group” has the meaning set forth in the Separation Agreement.

“New Worthington Stock” has the meaning set forth in the Separation Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“New Worthington Separate Return” means any Tax Return of or including any member of the New Worthington Group (including any consolidated, combined or unitary return) that does not include any member of the Worthington Steel Group.

“Notified Action” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“Other Separation Taxes” means any Taxes imposed on the New Worthington Group or the Worthington Steel Group in connection with the transactions comprising the Separation and Distribution, other than Specified Separation Taxes.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Past Practices” has the meaning set forth in Section 3.3(a) of this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.3(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.1(b) of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Prime Rate” shall have the meaning set forth in the Separation Agreement.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Worthington Steel Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Worthington Steel management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock in Worthington Steel. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Worthington Steel of a shareholder rights plan, (ii) issuances by Worthington Steel that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)), or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Worthington Steel shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.4(a) of this Agreement.

“Representation Letter” means any officer’s certificate, representation letter and other materials delivered or deliverable by New Worthington, and any of its Affiliates, in connection with the rendering by Tax Advisors of the Tax Advice.

“Required Party” has the meaning set forth in Section 4.3(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.4(b) of this Agreement.

“Section 336(e) Tax Benefit Percentage” means, with respect to any Specified Separation Taxes and Tax-Related Losses related to the Distribution, the percentage equal to one hundred percent (100%) minus the percentage of such Specified Separation Taxes and Tax-Related Losses related to the Distribution for which New Worthington is entitled to indemnification under this Agreement.

“Separation” means, collectively, all of the transactions undertaken to separate the Worthington Steel Business from the New Worthington Business in connection with and prior to the Distribution.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Specified Separation Taxes” means any and all cash Taxes incurred by the New Worthington Group or the Worthington Steel Group as a result of the failure of the Intended Tax Treatment; provided, for the avoidance of doubt, that Specified Separation Taxes shall not include the use of or diminution in value of any Tax Attribute.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, environmental, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advice” means any opinions or memoranda of Tax Advisors deliverable to New Worthington in connection with the Demerger, Contribution, Distribution or Boot Purge.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Materials” means the Tax Advice, the Representation Letter and any other materials delivered or deliverable or information provided by New Worthington or Worthington Steel, or their respective Tax Advisors or Affiliates, in connection with the Tax Advice.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means, with respect to any Specified Separation Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Specified Separation Taxes, as well as any other out-of-pocket costs incurred in connection with such Specified Separation Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by New Worthington (or any New Worthington Affiliate) or Worthington Steel (or any Worthington Steel Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to New Worthington, on which New Worthington may rely to the effect that a transaction will not adversely affect the Intended Tax Treatment. Any such opinion must assume that the Demerger, Contribution, Distribution and Boot Purge would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

“Worthington Steel” has the meaning provided in the preamble to this Agreement.

“Worthington Steel Business” has the meaning set forth in the Separation Agreement.

“Worthington Steel Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the Worthington Steel Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Worthington Steel Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the Worthington Steel Group that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) any event (or series of events) involving Capital Stock or any assets of any member of the Worthington Steel Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to any member of the Worthington Steel Group or the Worthington Steel Business.

“Worthington Steel Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Worthington Steel Stock.

“Worthington Steel Group” has the meaning set forth in the Separation Agreement.

“Worthington Steel SAG” means the separate affiliated group of Worthington Steel, within the meaning of Section 355(b)(3)(B) of the Code.

“Worthington Steel Separate Domestic Income Return” means any Worthington Steel Separate Return reporting Income Taxes that is filed, or required to be filed, with any Tax Authority of the United States or any state or political subdivision thereof.

“Worthington Steel Separate Return” means any Tax Return of or including any member of the Worthington Steel Group (including any consolidated, combined or unitary return) that does not include any member of the New Worthington Group.

“Worthington Steel Stock” has the meaning set forth in the Separation Agreement.

ARTICLE II.

ALLOCATION OF TAX LIABILITIES AND TAX-RELATED LOSSES

2.1 General Rule.

(a) New Worthington Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.1(b) of this Agreement, New Worthington shall be liable for, and shall indemnify and hold harmless the Worthington Steel Group from and against any liability for:

(i) Taxes that are allocated to New Worthington under this Article II;

(ii) any Taxes resulting from a breach of any of New Worthington’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) Specified Separation Taxes and Tax-Related Losses that are allocated to New Worthington under Section 6.4(a) of this Agreement;

(iv) Fifty percent (50%) of Other Separation Taxes; and

(v) Taxes (other than those that are allocated to Worthington Steel under Section 2.1(b)) imposed on Worthington Steel or any member of the Worthington Steel Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) Worthington Steel Liability. Worthington Steel shall be liable for, and shall indemnify and hold harmless the New Worthington Group from and against any liability for:

(i) Taxes which are allocated to Worthington Steel under this Article II;

(ii) any Taxes resulting from a breach of any of Worthington Steel’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) any Specified Separation Taxes and Tax-Related Losses that are allocated to Worthington Steel under Section 6.4(a) of this Agreement; and

(iv) Fifty percent (50%) of Other Separation Taxes.

2.2 General Allocation Principles. Except as otherwise provided in this Article II or in Section 6.4(a) of this Agreement, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns. Except as otherwise provided in Section 2.2(c), New Worthington shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the New Worthington Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the Worthington Steel Group or to the Worthington Steel Business for any Post-Distribution Period, Worthington Steel shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by New Worthington.

(b) Allocation of Taxes for Separate Returns.

(i) Except as otherwise provided in Section 2.2(c), New Worthington shall be responsible for all Taxes reported, or required to be reported, on (A) a New Worthington Separate Return or (B) a Worthington Steel Separate Domestic Income Return that relates solely to any Tax Period ending on or before the Distribution Date.

(ii) Except as otherwise provided in Section 2.2(b)(i) or Section 2.2(c), Worthington Steel shall be responsible for all Taxes reported, or required to be reported, on a Worthington Steel Separate Return.

(c) Allocation of Taxes Arising from Adjustments or Redeterminations.

(i) New Worthington shall be responsible for any increases in Taxes as a result of any adjustment or redetermination or otherwise as result of a Tax Contest to the extent such increase is attributable to any member of the New Worthington Group or the New Worthington Business, as reasonably determined by New Worthington.

(ii) Worthington Steel shall be responsible for any increases in Taxes as a result of any adjustment or redetermination or otherwise as result of a Tax Contest to the extent such increase is attributable to any member of the Worthington Steel Group or the Worthington Steel Business, as reasonably determined by New Worthington.

(d) Taxes Not Reported on Tax Returns.

(i) New Worthington shall be responsible for any Tax attributable to any member of the New Worthington Group or to the New Worthington Business (as reasonably determined by New Worthington) that is not required to be reported on a Tax Return.

(ii) Worthington Steel shall be responsible for any Tax attributable to any member of the Worthington Steel Group or the Worthington Steel Business (as reasonably determined by New Worthington) that is not required to be reported on a Tax Return.

2.3 Allocation Conventions.

(a) All Taxes required to be allocated to a Pre-Distribution Period or Post-Distribution Period pursuant to Section 2.2 of this Agreement shall be allocated in accordance with the Closing of the Books Method as reasonably computed by New Worthington.

(b) Any Tax Item of Worthington Steel or any member of the Worthington Steel Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to Worthington Steel and any such transaction by or with respect to Worthington Steel or any member of the Worthington Steel Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or any similar provisions of state, local or foreign Law.

ARTICLE III.

PREPARATION AND FILING OF TAX RETURNS

3.1 New Worthington Separate Returns and Joint Returns.

(a) New Worthington shall prepare and file, or cause to be prepared and filed, all New Worthington Separate Returns and Joint Returns, and each member of the Worthington Steel Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as New Worthington may determine, after consulting with Worthington Steel in good faith, are required or appropriate, or otherwise requested by New Worthington in connection with the filing of such Joint Return. Worthington Steel will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that New Worthington determines are required to be filed or that New Worthington elects to file, in each case pursuant to this Section 3.1.

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each Worthington Steel Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

3.2 Worthington Steel Separate Returns.

(a) Tax Returns to be Prepared by New Worthington. New Worthington shall prepare (or cause to be prepared) and, to the extent permitted by applicable Tax Law, file (or cause to be filed) all Worthington Steel Separate Domestic Income Returns that relate solely to any Tax Period ending on or before the Distribution Date; provided, however, that with respect to any such Tax Return that is prepared by New Worthington but required to be filed by a member of the Worthington Steel Group under applicable Tax Law, New Worthington shall provide such Tax Returns to Worthington Steel at least five (5) Business Days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and Worthington Steel shall execute and file (or cause to be executed and filed) such Tax Returns.

(b) Tax Returns to be Prepared by Worthington Steel. Worthington Steel shall prepare and file (or cause to be prepared and filed) all Worthington Steel Separate Returns that are not described in Section 3.2(a). With respect to any Worthington Steel Separate Return that relates to a Pre-Distribution Period (including a Straddle Period), Worthington Steel shall submit a draft of such Tax Return to New Worthington at least fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), New Worthington shall have the right to review such Tax Return and to submit to Worthington Steel any reasonable changes to such Tax Return no later than five (5) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Worthington Steel shall accept any such reasonable changes; provided, however, that nothing herein shall prevent Worthington Steel from timely filing (or causing to be timely filed) such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.

3.3 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.3(b) of this Agreement, New Worthington shall prepare any Joint Return with respect to a Straddle Period in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the New Worthington Group and the members of the Worthington Steel Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then New Worthington shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by New Worthington.

With respect to any Tax Return that Worthington Steel has the obligation or right to prepare, or cause to be prepared, under this Article III, to the extent such Tax Return could affect New Worthington, such Tax Return shall be prepared in accordance with Past Practices used by the members of the New Worthington Group and the members of the Worthington Steel Group prior to the Distribution Date with respect to such Tax Return; provided, however, that to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by Worthington Steel with the approval of New Worthington, such approval not to be unreasonably withheld, conditioned or delayed.

(b) Interests in Partnerships. To the extent that any interest in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is transferred or deemed transferred in connection with the Separation or Distribution, the Parties shall, and shall cause their respective Groups to, use commercially reasonably efforts to cause such partnership to use the interim closing method with respect to such transfer.

(c) Consistency with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

3.4 Protective Section 336(e) Elections.

(a) General. The Parties hereby agree that, if New Worthington shall determine in its sole discretion, prior to the applicable due dates of such elections, that the Parties should make protective elections under Section 336(e) of the Code (and any similar provision of applicable state or local Tax Law) with respect to the Distribution for Worthington Steel and each member of the Worthington Steel Group that is a domestic corporation for U.S. federal Income Tax purposes (the “Protective Section 336(e) Elections”), then the Parties shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and the Parties shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a written, binding agreement to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).

(b) Cooperation and Reporting. New Worthington and Worthington Steel shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. New Worthington shall determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of the applicable member or members of the New Worthington Group or Worthington Steel Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(c) Tax Benefit Payments by Worthington Steel. In the event that the Distribution fails to qualify for the Intended Tax Treatment and New Worthington is not entitled to indemnification for one hundred percent (100%) of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution arising from such failure, New Worthington shall be entitled to quarterly payments from Worthington Steel equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the Worthington Steel Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.4(c)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the Worthington Steel Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution incurred by the New Worthington Group (not taking into account this Section 3.4(c)) as a result of such failure for which New Worthington is not entitled to indemnification under this Agreement.

3.5 Worthington Steel Carrybacks and Claims for Refund.

(a) Worthington Steel hereby agrees that, unless New Worthington consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no member of the Worthington Steel Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to New Worthington under Article II and (ii) any available elections to waive the right to claim any Worthington Steel Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to New Worthington under Article II shall be made, and no affirmative election shall be made to claim any such Worthington Steel Carryback. In the event that Worthington Steel (or the appropriate member of the Worthington Steel Group) is prohibited by applicable Law from waiving or otherwise foregoing a Worthington Steel Carryback or New Worthington consents to a Worthington Steel Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), New Worthington shall cooperate with Worthington Steel, at Worthington Steel’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such Worthington Steel Carryback, to the extent that such Tax Benefit is directly attributable to such Worthington Steel Carryback, and shall pay over to Worthington Steel the amount of such Tax Benefit within ten (10) days after such Tax Benefit is recognized by the New Worthington Group; provided, however, that Worthington Steel shall indemnify and hold the members of the New Worthington Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Worthington Steel Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the New Worthington Group if (i) such Tax Attributes expire unused, but would have been utilized but for such Worthington Steel Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such Worthington Steel Carryback.

(b) New Worthington hereby agrees that, unless Worthington Steel consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the New Worthington Group shall file any Adjustment Request with respect to any Worthington Steel Separate Return.

3.6 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the New Worthington Group and the members of the Worthington Steel Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) On or before the first anniversary of the Distribution Date, New Worthington shall deliver to Worthington Steel its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the Worthington Steel Group under applicable Tax Law and this Agreement (the “Allocation”). All members of the New Worthington Group and Worthington Steel Group shall prepare all Tax Returns in accordance with the Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, New Worthington shall promptly notify Worthington Steel in writing of such adjustment. For the avoidance of doubt, New Worthington shall not be liable to any member of the Worthington Steel Group for any failure of any determination under this Section 3.6(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.6(a) of this Agreement, as agreed by the Parties.

ARTICLE IV.

TAX PAYMENTS

4.1 Taxes Shown on Tax Returns. New Worthington shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the New Worthington Group is responsible for preparing under Article III of this Agreement, and Worthington Steel shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Worthington Steel Group is responsible for preparing under Article III of this Agreement. At least seven (7) Business Days prior to any Payment Date for any such Tax Return, Worthington Steel shall pay to New Worthington the amount Worthington Steel is responsible for under the provisions of Article II with respect to such Tax Return as reasonably calculated by New Worthington pursuant to this Agreement.

4.2 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

4.3 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.1 of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor. If and to the extent any Specified Separation Taxes are determined regarding the failure of the Intended Tax Treatment, the Party allocated responsibility for Tax-Related Losses associated with such Specified Separation Taxes under Section 2.1 of this Agreement shall pay such Tax-Related Losses to New Worthington (if such responsible Party is Worthington Steel) or Worthington Steel (if such responsible Party is New Worthington) within five (5) days after written demand therefor. Notwithstanding the foregoing, if New Worthington or Worthington Steel disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved; provided, however, that any amount not paid by the due date otherwise provided in this Article IV shall bear interest from such due date computed at the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less.

(b) All indemnification payments under this Agreement shall be made by New Worthington directly to Worthington Steel and by Worthington Steel directly to New Worthington; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the New Worthington Group, on the one hand, may make such indemnification payment to any member of the Worthington Steel Group, on the other hand, and vice versa.

ARTICLE V.

TAX BENEFITS

5.1 Tax Refunds. New Worthington shall be entitled (subject to the limitations provided in Section 3.5 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which New Worthington is liable hereunder (determined without regard to Section 2.2(c)), and Worthington Steel shall be entitled (subject to the limitations provided in Section 3.5 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Worthington Steel is liable hereunder (determined without regard to Section 2.2(c)).

5.2 Other Tax Benefits.

(a) If a member of the Worthington Steel Group or New Worthington Group actually realizes any Tax Benefit, as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of one Party’s Group is required to indemnify any member of the other Party’s Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), the Party whose Group actually recognizes such Tax Benefit in the Tax Period of the applicable Loss shall make a payment to the other Party in an amount equal to the amount of such actually recognized Tax Benefit in cash promptly following determination of the amount of such Tax Benefit pursuant to Section 5.2(b), but in any event within forty (40) Business Days of actually recognizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than ten (10) Business Days after a Tax Benefit described in Section 5.2(a) is actually recognized by a member of the New Worthington Group or a member of the Worthington Steel Group in the Tax Period of the applicable Loss, New Worthington or Worthington Steel, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.2(a). In the event that New Worthington or Worthington Steel, as the case may be, disagrees with any such calculation described in this Section 5.2(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement.

ARTICLE VI.

INTENDED TAX TREATMENT

6.1 Restrictions on Members of the Worthington Steel Group.

(a) Worthington Steel will not, and will not permit any other member of the Worthington Steel Group to, take or fail to take, as applicable, (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment or (iii) any position on a Tax Return which could reasonably be expected to adversely affect any member of the New Worthington Group.

(b) Worthington Steel and each other member of the Worthington Steel Group agrees that, from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date:

(i) Worthington Steel will continue and cause to be continued the Active Trade or Business of the Worthington Steel SAG;

(ii) Worthington Steel will not enter into any Proposed Acquisition Transaction or, to the extent Worthington Steel or any other member of the Worthington Steel Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Worthington Steel, (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or (E) otherwise);

(iii) Worthington Steel will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger, consolidation, Worthington Steel is the survivor of the merger or consolidation;

(iv) Worthington Steel will not in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the Worthington Steel Group to sell, transfer or otherwise dispose of, 30% or more of the gross assets of the Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Worthington Steel or any member of the Worthington Steel Group, or (E) any sales, transfers or other dispositions of assets within the Worthington Steel SAG;

(v) Worthington Steel will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of Worthington Steel, except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of a Worthington Steel Equity Award, or (C) through a net exercise of a Worthington Steel Equity Award;

(vi) Worthington Steel will not amend, or permit any other member of the Worthington Steel Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Capital Stock of Worthington Steel (including, without limitation, through the conversation of one class of Capital Stock of Worthington Steel into another class of Capital Stock of Worthington Steel); and

(vii) Worthington Steel will not take, or permit any other member of the Worthington Steel Group to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would reasonably be expected to result in a failure to preserve the Intended Tax Treatment;

unless prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) Worthington Steel shall have obtained a ruling from the IRS to the effect that a transaction will not affect the Intended Tax Treatment (a “Post-Distribution Ruling”), and New Worthington shall have received such a Post-Distribution Ruling in form and substance satisfactory to New Worthington in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Intended Tax Treatment, (B) Worthington Steel shall have provided New Worthington with an Unqualified Tax Opinion in form and substance satisfactory to New Worthington in its reasonable discretion (and in determining whether an opinion is satisfactory, New Worthington may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) New Worthington shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

6.2 Restrictions on Members of the New Worthington Group. New Worthington will not, and will not permit any other member of the New Worthington Group to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials. New Worthington agrees that it will not take or fail to take, or permit any member of the New Worthington Group, as the case may be, to take or fail to take, any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment.

6.3 Procedures Regarding Opinions and Post-Distribution Rulings.

(a) If Worthington Steel notifies New Worthington that it desires to take one of the actions described in Section 6.1(b) of this Agreement (a “Notified Action”), New Worthington shall cooperate with Worthington Steel and use its commercially reasonable efforts to seek to obtain a Post-Distribution Ruling or Unqualified Tax Opinion for the purpose of permitting Worthington Steel to take the Notified Action unless New Worthington shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. If such a Post-Distribution Ruling is to be sought, New Worthington shall apply for such Post-Distribution Ruling and New Worthington and Worthington Steel shall jointly control the process of obtaining such Post-Distribution Ruling. In no event shall New Worthington be required to file any request for a Post-Distribution Ruling under this Section 6.3(a) unless Worthington Steel represents that (i) it has read such request, and (ii) all information and representations, if any, relating to any member of the Worthington Steel Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete. Worthington Steel shall reimburse New Worthington for all reasonable costs and expenses incurred by the New Worthington Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from New Worthington therefor.

(b) New Worthington shall have the right to obtain a Post-Distribution Ruling or tax opinion at any time in its sole and absolute discretion. If New Worthington determines to obtain a Post-Distribution Ruling or tax opinion, Worthington Steel shall (and shall cause its Affiliates to) cooperate with New Worthington and take any and all actions reasonably requested by New Worthington in connection with obtaining the Post-Distribution Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor). New Worthington shall reimburse Worthington Steel for all reasonable costs and expenses incurred by the Worthington Steel Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Worthington Steel therefor.

(c) Following the Effective Time, Worthington Steel shall not, nor shall Worthington Steel permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation (including the impact of any transaction on the Intended Tax Treatment) without obtaining New Worthington’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

6.4 Liability for Specified Separation Taxes and Tax-Related Losses.

(a) In the event that Specified Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) if such Specified Separation Taxes are attributable to a Worthington Steel Disqualifying Act, then Worthington Steel shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;

(ii) if such Specified Separation Taxes are attributable to a New Worthington Disqualifying Act, then New Worthington shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses; and

(iii) if such Specified Separation Taxes are attributable to both a Worthington Steel Disqualifying Act and a New Worthington Disqualifying Act, or are not attributable to either a Worthington Steel Disqualifying Act or a New Worthington Disqualifying Act, then responsibility for such Specified Separation Taxes and corresponding Tax-Related Losses shall be shared fifty percent (50%) by Worthington Steel and fifty percent (50%) by New Worthington.

(b) Worthington Steel shall pay New Worthington the amount of any Specified Separation Taxes for which Worthington Steel is responsible under this Section 6.4 as a result of a Final Determination no later than ten (10) Business Days after the date such Specified Separation Taxes are determined as a result of a Final Determination to be due.

ARTICLE VII.

ASSISTANCE AND COOPERATION

7.1 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Article VIII of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Worthington Steel and each other member of the Worthington Steel Group shall cooperate with New Worthington and take any and all actions reasonably requested by New Worthington in connection with the Tax Advice (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that neither Worthington Steel nor any other member of the Worthington Steel Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that New Worthington determines that the provision of any information or documents to Worthington Steel or any Worthington Steel Affiliate, or Worthington Steel determines that the provision of any information or documents to New Worthington or any New Worthington Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.

7.2 Tax Return Information. Each of New Worthington and Worthington Steel, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.1 of this Agreement or this Section 7.2. Each of New Worthington and Worthington Steel, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

7.3 Reliance by New Worthington. If any member of the Worthington Steel Group supplies information to a member of the New Worthington Group in connection with a Tax liability and an officer of a member of the New Worthington Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the New Worthington Group identifying the information being so relied upon, the chief financial officer of Worthington Steel (or any officer of Worthington Steel as designated by the chief financial officer of Worthington Steel) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Worthington Steel agrees to indemnify and hold harmless each member of the New Worthington Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Worthington Steel Group having supplied, pursuant to this Article VII, a member of the New Worthington Group with inaccurate or incomplete information in connection with a Tax liability.

7.4 Reliance by Worthington Steel. If any member of the New Worthington Group supplies information to a member of the Worthington Steel Group in connection with a Tax liability and an officer of a member of the Worthington Steel Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Worthington Steel Group identifying the information being so relied upon, the chief financial officer of New Worthington (or any officer of New Worthington as designated by the chief financial officer of New Worthington) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. New Worthington agrees to indemnify and hold harmless each member of the Worthington Steel Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the New Worthington Group having supplied, pursuant to this Article VII, a member of the Worthington Steel Group with inaccurate or incomplete information in connection with a Tax liability.

7.5 Other Separation Taxes. Worthington Steel shall (and shall cause its Affiliates to) reasonably cooperate with New Worthington to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by New Worthington to minimize any Other Separation Taxes.

ARTICLE VIII.

TAX RECORDS

8.1 Retention of Tax Records. Each of New Worthington and Worthington Steel shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and New Worthington shall preserve and keep all other Tax Records relating to Taxes of the New Worthington and Worthington Steel Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of New Worthington and Worthington Steel may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) New Worthington or Worthington Steel reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the New Worthington Group, the portion of such return that relates to Taxes for which the Worthington Steel Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the Worthington Steel Group, the portion of such return that relates to Taxes for which the New Worthington Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

8.3 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX.

TAX CONTESTS

9.1 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (ii) relating to a Worthington Steel Separate Return that could reasonably be expected to materially adversely affect any member of the New Worthington Group, or (iii) otherwise relating to the Intended Tax Treatment, the Distribution or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

9.2 Control of Tax Contests.

(a) New Worthington Control. Notwithstanding anything in this Agreement to the contrary, New Worthington shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) a New Worthington Separate Return, (iii) the Intended Tax Treatment, (iv) Specified Separation Taxes and (v) Other Separation Taxes. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, New Worthington shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) Worthington Steel Control. Except as otherwise provided in this Section 9.2, Worthington Steel shall have the right to control any Tax Contest with respect to any Worthington Steel Separate Return. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, Worthington Steel shall have (i) reasonable discretion, after consultation with New Worthington, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a Worthington Steel Separate Return that could reasonably be expected to materially adversely affect any member of the New Worthington Group, and (ii) absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a Worthington Steel Separate Return that could reasonably be expected to materially adversely affect any member of the New Worthington Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Specified Separation Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of Worthington Steel to pay). Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party reasonably informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Article IX, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) New Worthington if Worthington Steel is the Controlling Party and (y) Worthington Steel if New Worthington is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a Worthington Steel Separate Return that could reasonably be expected to materially adversely affect any member of the New Worthington Group. The failure of the Controlling Party to provide any notice specified in this Section 9.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Article IX to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of Worthington Steel and its Affiliates under Section 9.2(c) and Section 9.2(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Worthington Steel may reasonably be expected to become liable to make any indemnification payment to New Worthington under this Agreement.

(f) Power of Attorney. Each member of the Worthington Steel Group shall execute and deliver to New Worthington (or such member of the New Worthington Group as New Worthington shall designate) any power of attorney or other similar document reasonably requested by New Worthington (or such designee) in connection with any Tax Contest (as to which New Worthington is the Controlling Party) described in this Article IX. Each member of the New Worthington Group shall execute and deliver to Worthington Steel (or such member of the Worthington Steel Group as Worthington Steel shall designate) any power of attorney or other similar document reasonably requested by Worthington Steel (or such designee) in connection with any Tax Contest (as to which Worthington Steel is the Controlling Party) described in this Article IX.

ARTICLE X.

SURVIVAL OF OBLIGATIONS

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XI.

TAX TREATMENT OF PAYMENTS

11.1 General Rule. Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by New Worthington to Worthington Steel, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that New Worthington and Worthington Steel treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than New Worthington or Worthington Steel, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for New Worthington or Worthington Steel, in each case as appropriate.

11.2 Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

ARTICLE XII.

GROSS-UP OF INDEMNIFICATION PAYMENTS

Except to the extent provided in Article XI, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE XIII.

MISCELLANEOUS

13.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement and the Separation Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. With respect to the subject matter of this Agreement, in the event of a conflict between this Agreement and the Separation Agreement or any other Ancillary Agreement, this Agreement shall control.

(c) Each Party represents on behalf of itself and each other member of its Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

13.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Ohio, irrespective of the choice of laws principles of the State of Ohio, including all matters of validity, construction, effect, enforceability, performance, and remedies.

13.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign or otherwise transfer its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable.

13.4 Third Party Beneficiaries. Except for the provisions of Section 5.1(d) of the Separation Agreement as to directors and officers of the New Worthington Group and the Worthington Steel Group: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of a Party) except the Parties hereto any rights or remedies hereunder; there are no third-party beneficiaries of this Agreement, and (b) neither this Agreement, the Separation Agreement, nor any other Ancillary Agreement shall provide any third Person (including, without limitation, any shareholders of the Parties) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

13.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.5). If to New Worthington, to:

Worthington Industries, Inc.

200 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Patrick Kennedy, General Counsel

Email: Patrick.kennedy@worthingtonindustries.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Cathy Birkeland; Christopher Drewry

Email: cathy.birkeland@lw.com; christopher.drewry@lw.com

If to Worthington Steel, to:

Worthington Steel, Inc.

100 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Michaune Tillman, General Counsel

Email: Michaune.tillman@worthingtonindustries.com

Either Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

13.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

13.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, the Separation Agreement or any other Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, the Separation Agreement and the other Ancillary Agreements, as applicable, as soon as reasonably practicable.

13.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9 Survival of Covenants. Except as expressly set forth in this Agreement, the Separation Agreement, or any other Ancillary Agreement, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect in accordance with their terms.

13.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

13.11 Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.

13.12 Amendments

No provisions of this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the Board of Directors of New Worthington without the approval of any Person, including Worthington Steel or New Worthington.

13.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or the Separation Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

13.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary or affiliate of such Party.

13.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of New Worthington or Worthington Steel, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of New Worthington or Worthington Steel, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of New Worthington or Worthington Steel, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

13.16 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER WORTHINGTON STEEL NOR ITS AFFILIATES, ON THE ONE HAND, NOR NEW WORTHINGTON NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR

DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM)

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

WORTHINGTON STEEL, INC.

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]